Exhibit (a)(1)(J)

Speaker Notes

Welcome.  Thank you for joining us today. We are excited to speak with you about the DealerTrack Stock Option Exchange Program which opened to all eligible team members on Friday, August 7, 2009 and will close on September 3, 2009. The purpose of this presentation is to provide an overview of how this program works and give you an additional resource to help you make a decision about whether to participate in this voluntary, one-time opportunity.

Please note that this informational presentation is only a summary of the Stock Option Exchange Program. For additional detail, please review the documents included in the e-mail sent to you from Mark O’Neil on August 7, 2009 as well as on the Stock Option Exchange Program website.

Speaker Notes

The objective of this presentation is to communicate the key components of the Stock Option Exchange Program. Today we will present an overview of the Stock Option Exchange program including:

The Purpose of the Exchange Program

We’ll review some Key Terms you should be aware of

How the Exchange Program Works

Provide an example of Hypothetical Stock Option Gain

How to Participate

The tax implications

What steps to take to prepare to make a decision on whether or not to participate in the program

We’ll review the Timeline

We’ll let you know where you can reach out to for help during the process

Speaker Notes

The Stock Option Exchange program is a voluntary, one-time opportunity for team members to surrender eligible outstanding underwater stock options in exchange for a lesser amount of new stock options with a lower exercise price.

The purpose of the Stock Option Exchange Program is to provide team members who hold eligible underwater stock options an economic stake in the future of our company.

Speaker Notes

Let’s spend a few minutes going over some key terms that are important for understanding how the Exchange Program works.

First, the term stock options refers to your right to buy shares of DealerTrack stock at a set price (also known as the exercise price) for a specified period of time.

Eligible Stock Options — those outstanding stock options granted between May 4, 2006 and January 24, 2008. They have an exercise price greater than or equal to $22.82.

Underwater — means that the exercise price of the eligible stock option is higher than the current market price of DealerTrack stock.

Surrender — means to give something up. If you choose to participate in this program, you will be giving up your rights under the eligible stock option grant that you surrender.

Exchange — is to surrender eligible stock options and receive a lesser number of new stock options at a lower exercise price.

Speaker Notes

Replacement Stock Options — refers to new stock options that participating team members will receive upon “surrendering” their eligible outstanding stock option grant.

Exercise Price — refers to the price at which DealerTrack stock can be purchased by exercising a stock option. The exercise price is fixed when the stock option is granted and is always the closing price of DealerTrack stock on the grant date.

Outstanding — the stock options that are eligible for this program must be outstanding. An outstanding stock option is an option that has not been fully exercised or cancelled and is still held in your name. If you have partially exercised a portion of an eligible grant the remaining outstanding stock options are eligible for the Exchange Program.

Vesting — is the time period that passes which gives you the right to exercise your stock option over a period of time. When a portion of your stock option has vested, you may “exercise” that portion for actual shares of DealerTrack stock.

Exercising — is to purchase the underlying shares of stock at the exercise price, regardless of the current market price. This also includes a cashless exercise, which many team members do, where the shares of stock acquired on exercise of a stock option are immediately sold allowing the team member to “cash out” of their options.

Speaker Notes

The Stock Option Exchange Program is being offered to US and Canadian team members who hold eligible stock options.

A team member holding eligible stock options, must be employed on August 7, 2009, the date the Stock Option Exchange Program began, and must remain employed through the date the new stock options are granted which is expected to be September 4, 2009.

Members of the executive team and members of the board of directors are excluded from participating in the Stock Option Exchange Program.

If you are a team member who is on an approved leave of absence and otherwise meet the eligibility requirements, you are eligible to participate.

Speaker Notes

To be eligible for the exchange, the stock option must have an exercise price greater than or equal to $22.82 per share.

The list of eligible stock grants for the exchange are listed on this slide. They include grants made between May 4, 2006 and January 24, 2008 that are above a stock price of $22.82.

Speaker Notes

The expected grant date of the replacement shares is September 4, 2009.

The exercise price of the replacement shares is the closing price of DealerTrack Stock on the grant date.

The new vesting schedule is:

25% after 6 months (e.g. March 4, 2010)

25% after Year 1 (e.g. September 4, 2010)

1/24 a month thereafter of the remaining shares (e.g. September 4, 2012)

The term of the replacement options is 6 years.

The new options will require a period of three years of continued service for full vesting of the award. Options that are not surrendered will maintain their original vesting schedule.

Speaker Notes

If you choose to participate in the Exchange Program, the number of new stock options you will receive depends on three factors:

The exercise price of the options surrendered,

The exchange ratio, and

The number of eligible stock options surrendered

The exchange ratios were set using a standard stock option valuation model so that the value of the surrendered stock options is approximately equal to the value of the new stock options.

This chart shows, at various exercise prices, the number of required eligible stock options that must be surrendered to receive one new stock option with a lower exercise price.

If you look at that first line of the chart you see Eligible stock option grants with an exercise price of $22.82 up through $24.49 have an exchange ratio of 1.10 to 1.0. This means that for every 1.10 options surrendered you will receive 1.0 new option with a lower exercise price.

Let’s review an example of what an eligible stock option might look like if we were to exchange.

Speaker Notes

Let’s assume that Mary Jane had 200 stock options with an exercise price of $31.76 for her December 18, 2007 grant. If Mary elects to participate in the Exchange Program, she would exchange her 200 eligible stock options with a 1.45 to 1 exchange ratio. Assuming Mary remains employed through the new stock option grant date, she will receive a new stock option Grant of 138 stock options.

This is calculated by taking the eligible 200 options and dividing by the exchange ratio of 1.45 which equals 137.93. The new stock options are rounded to the nearest whole share which is 138 in this example. This new stock option grant will also have a new exercise price which will be the closing price of DealerTrack’s stock on the day the new grants are awarded, expected to be September 4, 2009.

Let’s now look at all of Mary’s eligible grants.

Speaker Notes

This example shows how the exchange ratios would be applied to Mary’s other eligible stock option grants.

So for example, as the chart shows the December 2007 stock option grant of 200 stock options would result in 138 new stock options. Please take a moment to look at the rest of the chart.

As you can see, if Mary decides to exchange all three of her eligible stock options grants, totaling 900 stock options, she would receive one new stock option grant for a total of 722 new stock options, with a lower exercise price. The new exercise price will be the closing price on the new stock option grant date, expected to be September 4, 2009.

On the next slide we will walk through an example so that you can see how the exchange ratios work.

Speaker Notes

The example of a hypothetical gain on the next slide is subject to the following assumptions and qualifications:

The new stock option exercise price will be $20.00 per share. This assumption is solely for the purposes of the hypothetical example. DealerTrack cannot and does not predict the future market price of its stock, and the example does not constitute a prediction of future stock price.

All new stock options and eligible stock options surrendered for exchange are fully vested and exercisable.

The example utilizes the exchange ratios that have been set for the Exchange Program.

Speaker Notes

In this example we assume the stock price on Sept 4, 2012 has reached $35.00/share.

Had Mary elected not to participate in the Stock Option Exchange Program and kept her original 200 shares with an exercise price of $31.76/Share she would have a hypothetical gain of $648.

Had Mary exchanged her 200 Shares for a new grant of 138 Shares with an exercise price of $20.00/share she would have a hypothetical gain of $2,070.00.

Let’s take a look at another scenario.

Speaker Notes

In this example we assume the stock price on Sept 4, 2012 has reached only $25.00/share.

Had Mary elected not to participate in the Stock Option Exchange Program and kept her original 100 shares with an exercise price of $22.82/Share she would have a hypothetical gain of $218.

Had Mary exchanged her 100 Shares for a new grant of 91 Shares with an exercise price of $20.00/share she would have a hypothetical gain of $455.00.

As you can see when you compare the first scenario with the second there are different outcomes depending on a variety of factors that you should consider when making your election.

Neither scenario factors in any taxes that may be due as a result of the transaction.

Remember, this is a hypothetical example.

DealerTrack cannot and does not predict the future market price of its stock, and the example shown here does not constitute a prediction of future stock price.

Speaker Notes

DealerTrack has engaged Stock and Options Solutions to process the stock option exchange elections for our team members. If you are an eligible team member and wish to participate in this voluntary Stock Option Exchange Program, you must notify Stock and Options Solutions of your election to exchange such stock options before the Exchange Program expires.

In order to exchange your eligible stock options log on go the Stock Option Exchange Program website at https://dealertrack.equitybenefits.com. You will need your DealerTrack e-mail address and employee ID. When you log on for the first time the system will ask you to change your password.

You will be able to make as many elections as you wish during the duration of the tender offer. If you make an election and want to change that election or withdraw your prior election you will need to log on to the website and make a new election. The system will also ask you if you want to print a confirmation statement and we strongly encourage you to do so. An e-mail confirmation will be sent to you after you make an election.

Your final elections received as of the Exchange Program deadline will supersede any previous elections.

Speaker Notes

Once you log on to the Stock Option Exchange Program website it will be on the Welcome Page, which provides you with an overview of eligibility and the program. If you wish to make an election you can click on the “make election” button at the top or bottom of the page. Once on the election page itself you will see a table that contains all eligible grants for the exchange. Within that table is a column all the way to the right called “Exchange Entire Eligible Option?”. That column is automatically defaulted to “No”. If you wish to exchange a stock grant you must elect “Yes”.

Your elections must be submitted through the website prior to the Exchange Program deadline of 11:59 U.S. Eastern Time, September 3, 2009. No elections will be allowed after this time.

Speaker Notes

This is a voluntarily, one time-opportunity so please review the materials carefully before making a decision.

If you choose not to participate in the program, the Exchange Program will have no effect on your eligible outstanding stock options. Your eligible stock options will still hold the same terms and conditions that are set forth in your stock grant agreements.

Speaker Notes

For our team members in the US and Canada the Exchange Program will not trigger a taxable event.

The exchange of eligible stock options for new stock options will not likely be subject to tax. The grant of new stock options is not considered to be taxable.

We encourage all eligible team members who are considering exchanging their stock options to consult with their own tax advisors with respect to federal, state, and local tax consequences of participating in the Exchange Program. Please refer to the Tender Offer documents sent to you from Mark O’Neil and posted on the Stock Option Exchange Program website pertaining to tax consequences and your responsibilities to report and pay any taxes resulting from the exercise of the new stock options and the sale of shares.

Canadian Team Members should note there is a separate section in the guide pertaining specifically to Canadian Tax consequences.

Speaker Notes

Let’s recap the steps you need to take if you would like to participate in the Exchange Program.

We recommend that you read the Exchange Program information and Q&A’s included in the Exchange Offer documents that were e-mailed to you by Mark O’Neil and can also be found on the Stock Option Exchange Program website.

In order to log on to the Stock Option Exchange Program website you will need your employee ID which can be located on your pay stub.

After reviewing the materials, Log onto the Stock Option Exchange Program Website and make your elections.

Unless extended by Dealertrack, all elections, or changes if you modify your elections, must be received by the expiration of the Exchange Program, currently set for 11:59 eastern standard time on September 3, 2009.

There is a lot we cannot predict and one reason the expiration date may be extended would be if there is a change in the price of our common stock. Then we may cancel the exchange offer or revise the ratios. While we do not expect this to happen, should there be a change in the ratios we would then extend the expiration date to provide you with time to reevaluate your elections.

Finally, If you choose not to participate, you do not need to take any action.

Speaker Notes

Once the Exchange Program expires on September 3, 2009 the new stock option grant date is expected to be the next business day, which is September 4, 2009;

Assuming a September 4, 2009 grant date, you will be able to view your new stock option grant online at www.astepsdiv.com the week of September 14, 2009. You will need to log on to AST’s website to accept your new stock option agreement online. If you do not review your new stock option agreement and accept the terms of your replacement shares they will not be exercisable.

Speaker Notes

In the US and Canada, Exchange Offer documents were e-mailed to all eligible team members by Mark O’Neil. Copies of the Exchange Offer documents are also located on the Stock and Options Solutions website.

In addition, please contact Stock and Options Solutions if you:

Need a PIN reset,

Are having difficulty accessing the Stock Option Exchange Program Website,

Require additional copies of any of the documents pertaining to the exchange, or

Have any other questions regarding your election.

Stock and Options Solutions is available from 1 pm to 3 pm US Eastern Time, Monday through Friday. The last day of the exchange they will be available from 9 am to 5 pm US Eastern Time.

You may also refer to the Frequently Asked Questions (FAQ) document posted on the Stock Option Exchange Program website.

AST Equity Plan Solutions will not be able to assist you with the option exchange. Please direct your calls to Stock and Options Solutions.

We have concluded our presentation at this time. The purpose of this presentation is to provide an overview of how this program works so you can make an informed decision about whether to participate in this voluntary, one-time opportunity.

Thank you for your participation and we’ll now open the call to questions.

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